Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT (the “Amendment”), dated as of April 24, 2006, to the Rights Agreement (the “Rights Agreement”), dated as of October 28, 2004, between Manugistics Group, Inc. a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a national banking association, as Rights Agent (the “Rights Agent”), is being executed at the direction of the Company. Capitalized terms used without definition in this Amendment shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, the Company, JDA Software Group, Inc., a Delaware corporation (“Parent”) and Stanley Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) intend to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent;

WHEREAS, on April 23, 2006, the Board of Directors of the Company resolved to amend the Rights Agreement to render the Rights inapplicable to the Merger and the other transactions contemplated by the Merger Agreement; and

WHEREAS, Section 27 of the Rights Agreement permits the Company from time to time to supplement and amend the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

SECTION 1.              A new Section 13(e) is hereby added as follows:

“(e) Permitted Transactions. Reference is made to the Agreement and Plan of Merger by and among JDA Software Group, Inc., a Delaware corporation (“Parent”),  Stanley Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company, dated as of April 24, 2006, as it may be amended from time to time  (the “Merger Agreement”). All capitalized terms used in this Section 13(e) shall have the meanings given to them in the Merger Agreement unless otherwise defined herein. Notwithstanding any other provision of this Agreement to the contrary, neither Parent nor Merger Sub nor any of their respective Affiliates shall be or become an Acquiring Person, and the Rights will not separate from the Common Stock or be exercisable or exchangeable for shares of the Company’s capital stock, solely as a result of the execution, delivery, consummation or performance of the Merger Agreement, the Voting Agreements and the transactions contemplated thereby, in each case in accordance with the terms thereof, as such terms may be amended by the parties thereto. In addition, notwithstanding any other provision of this Agreement, neither a Distribution Date, Stock Acquisition Date nor Triggering Event shall be deemed to occur, solely as a result of (i) the adoption, approval, execution or consummation of the Merger Agreement, the Voting Agreements and the transactions contemplated thereby, in each case in accordance with the terms thereof, as such terms may be amended from time to time by the parties thereto or (ii) the public announcement of such adoption, approval, execution or consummation, and none of the Company, Parent, Merger Sub, nor the Surviving Corporation, nor any of their respective Affiliates, shall have any obligations under this Agreement as of and following the consummation of the Merger. If the Merger is not consummated in accordance with the terms of the Merger Agreement and/or the Merger Agreement is terminated in accordance with its terms, then this Section 13(e) shall no longer be applicable with respect to the determination of whether Parent or Merger Sub or any of their respective Affiliates is an “Acquiring Person.”

SECTION 2.              Section 1(s) is hereby amended and restated to read in its entirety as follows:

(s) “Final Expiration Date” shall mean the earlier of (i) the close of business on October 27, 2014 or (ii) the Effective Time (as defined in the Merger Agreement (as such term is defined in Section 13(e))).

SECTION 3.              This Amendment shall become effective as of the day and year first written above. Except as modified by this Amendment, the Rights Agreement shall remain in full force and effect without any modification. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

SECTION 4.              By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27of the Rights Agreement. This Amendment shall be irrevocable and each of Parent and Merger Sub shall be an express third party beneficiary hereof.

SECTION 5.              This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

The parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

/s/ Joseph L. Cowan
Manugistics Group, Inc.

Name: Joseph L. Cowan
Title: Chief Executive Officer

/s/ Catherine Anderson
Computershare Trust Company, N.A.

Name: Catherine Anderson
Title: Managing Director